As filed with the Securities and Exchange Commission on July 5, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AER ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State of incorporation or organization)	34-1621925 (I.R.S. Employer Identification No.)

4600 Highlands Parkway, Suite G Smyrna, Georgia (Address of principal executive offices)	30082 (Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:	N/A

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Name of each Exchange
Title of each class	on which each class
to be so registered	is to be registered

None	None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

Common Stock, no par value per share

(Title of Class)

EXPLANATORY NOTE
ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
ITEM 2. EXHIBITS
SIGNATURE

EXPLANATORY NOTE

     This Amendment No. 1 to Form 8-A is being filed to update Items 1 and 2 with respect to the securities of AER Energy Resources, Inc. (the “Company”) issued since the Company filed its original Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

General

     The authorized capital stock of the Company is 150,000,000 shares of common stock, no par value (the “Common Stock”), and 20,000,000 shares of preferred stock, no par value (the “Preferred Stock”). As of May 9, 2002, 25,522,121 shares of Common Stock were outstanding and 1,009,000 shares of Preferred Stock were outstanding.

Common Stock

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are not entitled to cumulative voting in the election of directors, which means that the holders of the majority of the shares voting for the election of directors can elect all of the directors then standing for election. Subject to the rights of any outstanding Preferred Stock, holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by the Company out of funds legally available and to share pro rata in the distribution to shareholders upon dissolution of the Company.

     Holders of Common Stock have no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     The Company is authorized to issue Preferred Stock in one or more series, having such voting rights, dividend and liquidation rights and preferences, and redemption, sinking fund and convertibility provisions, as the Board of Directors may fix in providing for the issuance of such series without any vote or action by shareholders. There are currently five authorized series of Preferred Stock: Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, and Series E Convertible Preferred Stock (collectively, the “Preferred Stock”).

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Company, a holder of Preferred Stock shall be entitled to receive for each share of Preferred Stock, from any funds, proceeds or assets legally available for distribution to the Company’s shareholders, the greater of (1) the Stated Value of such share (as defined in the Company’s Articles of Incorporation), plus all accrued but unpaid dividends with respect thereto, or (2) the aggregate amount of such funds, proceeds or assets multiplied by a fraction (x) the numerator of which is the total number of shares of Common Stock into which such share may be converted, and (y) the denominator of which is the total number of shares of Common Stock on a fully diluted basis that may be entitled to receive a liquidating distribution. Each series of Preferred Stock is on parity with the others with respect to liquidation rights, and no funds, proceeds or assets of the Company may be paid or set apart for payment in liquidation to holders of Common Stock until all liquidation amounts to be paid to the holders of Preferred Stock have been so paid.

     Voting Rights. Shares of Preferred Stock may not vote on any matter to be brought before the shareholders of the Company, except as may be required by applicable law.

     A summary of the other material terms of each such series of Preferred Stock are incorporated by reference from certain of the Company’s filings with the Securities and Exchange Commission (the “Commission”), as follows:

(a)	The description of the Company’s Series A Convertible Preferred Stock is incorporated herein by reference to Note 4 of the Notes to Financial Statements contained in the Company’s Form 10-K for the year ended December 31, 2001, as filed with the Commission on April 1, 2002 (File No. 0-21926)

2

(b)	The description of the Company’s Series B Convertible Preferred Stock is incorporated herein by reference to the section entitled “Item 5. Market for Registrant’s Common Equity and Related Stockholder Matters – Recent Sales of Unregistered Securities” and Note 4 of the Notes to Financial Statements contained in the Company’s Form 10-K for the year ended December 31, 2001, as filed with the Commission on April 1, 2002 (File No. 0-21926)

(c)	The description of the Company’s Series C Convertible Preferred Stock is incorporated herein by reference to the section entitled “Item 5. Market for Registrant’s Common Equity and Related Stockholder Matters – Recent Sales of Unregistered Securities” and Note 4 of the Notes to Financial Statements contained in the Company’s Form 10-K for the year ended December 31, 2001, as filed with the Commission on April 1, 2002 (File No. 0-21926)

(d)	The description of the Company’s Series D Convertible Preferred Stock is incorporated herein by reference to Note 3 of the Notes to Financial Statements contained in the Company’s Form 10-Q for the quarter ended March 31, 2002, as filed with the Commission on May 15, 2002 (File No. 0-21926)

(e)	The description of the Company’s Series E Convertible Preferred Stock is incorporated herein by reference to Note 3 of the Notes to Financial Statements contained in the Company’s Form 10-Q for the quarter ended March 31, 2002, as filed with the Commission on May 15, 2002 (File No. 0-21926)

(f)	Each of the descriptions of the Company’s Preferred Stock set forth in (a), (b) and (c) above is amended by the information contained in Note 3 of the Notes to Financial Statements contained in the Company’s Form 10-Q for the quarter ended March 31, 2002, as filed with the Commission on May 15, 2002 (File No. 0-21926), which information is hereby incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation of the Company, as amended. (1)
3.2	Bylaws of the Registrant, as amended. (2)
10.1	Securities Purchase Agreement dated as of September 27, 2000 among Elmwood Partners II, FW AER II, L.P. and the Company. (3)
10.2	Securities Purchase Agreement dated February 27, 2001 between Elmwood Partners II and the Company. (1)
10.3	Securities Purchase Agreement dated June 1, 2001 between FW AER II, L.P. and the Company. (4)
10.4	Securities Purchase Agreement dated as of January 31, 2002 among the Company and certain investors set forth therein. (5)
10.5	Securities Purchase Agreement dated as of April 22, 2002 between Elmwood Partners II and the Company. (6)

(1)	Filed on May 14, 2002 as an exhibit to the Company’s Form 10-Q for the quarter ended March 31, 2002 (File No. 0-21926), and hereby incorporated by reference herein.

(2)	Filed on June 17, 1993 as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 33-62668), and hereby incorporated by reference herein.

3

(3)	Filed on November 13, 2000 as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2000 (File No. 0-21926), and hereby incorporated by reference herein.

(4)	Filed on August 14, 2001 as an exhibit to the Company’s Form 10-Q for the quarter ended June 30, 2001 (File No. 0-21926), and hereby incorporated by reference herein.

(5)	Filed on March 13, 2002 as an exhibit to Amendment No. 8 to Schedule 13D, filed by Jon A. Lindseth et al. (File No. 5-44292), and hereby incorporated by reference herein.

(6)	Filed on May 8, 2002 as an exhibit to Amendment No. 9 to Schedule 13D, filed by Jon A. Lindseth et al. (File No. 5-44292), and hereby incorporated by reference herein.

4

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AER ENERGY RESOURCES, INC.

	By:	/s/ Lawrence A. Tinker

Lawrence A. Tinker President

Date: July 3, 2002

5